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Exhibit 10.3
CHANGE IN CONTROL AGREEMENT
     This CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated as of the 6th day of June, 2006, between ServisFirst Bank, an Alabama State chartered bank (the “Bank”), and Clarence Pouncey (the “Executive”).
     WHEREAS, the Bank employs the Executive as Executive Vice President, and in consideration of such employment the Bank and the Executive wish to provide for certain payment to the Executive in the event such employment is terminated following a Change in Control (as defined herein).
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Executive agree as follows:
     1. Employment Status. The Bank has employed the Executive as Executive Vice President as an employee-at-will. Unless and until a Change in Control shall have occurred, nothing in this Agreement shall modify, amend or vary the terms of such employment or constitute any independent obligation of the Bank to employ, or continue to employ, the Executive.
     2. Change In Control. For purposes of this Agreement, a “Change in Control” is hereby defined to be:
     (a) a merger, consolidation or other corporate reorganization (other than a holding company reorganization) of the Bank in which the Bank does not survive, or if it survives, the shareholders of the Bank before such transaction do not own more than 50% of, respectively, (i) the Common Stock of the surviving entity, and (ii) the combined voting power of any other outstanding securities entitled to vote on the election of directors of the surviving entity.
     (b) the acquisition, other than from the Bank, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of beneficial ownership of 50% or more of either the then outstanding shares of Common Stock of the Bank or the combined voting power of the then outstanding voting securities of the Bank entitled to vote generally in the election of directors; provided, however, that neither of the following shall constitute a Change in Control:
     (i) any acquisition by the Bank, any of its subsidiaries, or any employee benefit plan (or related trust) of the Bank or its subsidiaries, or;
     (ii) any acquisition by any corporation, entity, or group, if, following such acquisition, more than 50% of the then outstanding voting rights of such corporation, entity or group are owned, directly or indirectly, by all or

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substantially all of the persons who were the owners of the Common Stock of the Bank immediately prior to such acquisition; or
     (c) individuals who, as of the effective date of this Agreement, constitute the Board of Directors of the Bank (the “Incumbent Bank Board”) cease for any reason to constitute at least a majority of such Board of Directors (the “Board”), provided that any individual becoming a director subsequent to such date, whose election, or nomination for election by the Bank’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Bank Board, shall be considered as though such individual were a member of the Incumbent Bank Board, but excluding, for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Bank (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or
     (d) approval by the shareholders of the Bank of:
     (i) a complete liquidation or dissolution of the Bank, or
     (ii) the sale or other disposition of all or substantially all the assets of the Bank, other than to a corporation, with respect to which immediately following such sale or other disposition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation, and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock of the Bank, and the outstanding voting securities of the Bank immediately prior to such sale or other disposition, in substantially the same proportions as their ownership, immediately prior to such sale or disposition, of the outstanding Common Stock of the Bank and outstanding securities of the Bank, as the case may be.
By way of illustration, and not limitation, Section 2(d)(ii) would not be applicable to the sale of the assets of the Bank to a new corporation (“Newco”) assuming the shareholders of the Bank own more than 50% of the outstanding shares and voting power of Newco in substantially the same proportions as they held in the Bank.
     (e) Notwithstanding the foregoing, if Section 409A of the Internal Revenue Code of 1986 (the “Code”) would apply to any payment or right arising hereunder as a result of a Change in Control as hereinabove described, then with respect to such right or payment the only events that would constitute a Change in Control for purposes hereof shall be those events that would constitute a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation in accordance with said section 409A.

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     3. Termination Following Change in Control. Except as otherwise provided in Section 4 hereof, the Bank will provide or cause to be provided to the Executive the payment described in Section 4 hereof in the event that the Executive’s employment is terminated at any time within two years (or, if Section 409A is applicable, and a lesser period is required thereunder, then such lesser period) following a Change in Control (as such term is defined in Section 2) under the circumstances stated in (a) or (b) below:
     (a) by the Bank for reasons other than for Cause (as is defined below) or other than as a consequence of the Executive’s death, permanent disability or attainment of normal retirement date; or
     (b) by the Executive following the occurrence of any of the following events:
     (i) the assignment of the Executive to any duties or responsibilities that are materially inconsistent with his position, duties, responsibilities or status immediately preceding such Change in Control, or a change in his reporting responsibilities or titles in effect at such time resulting in a reduction of his responsibilities or position;
     (ii) the reduction of the Executive’s base salary or, to the extent such has been established by the Bank Board or its Compensation Committee, target bonus (including any deferred portions thereof) or substantial reduction in the Executive’s level of benefits or supplemental compensation from those in effect immediately preceding such Change in Control; or
     (iii) the transfer of the Executive to a location requiring a change in residence or a material increase in the amount of travel normally required of the Executive in connection with his employment.
Termination of the Executive’s employment for “Cause” shall mean: (A) a pattern of conduct which tends to hold the Bank up to ridicule, or which adversely affects the Bank, in the business community, (B) engaging in conduct disloyal to the Bank, (C) non-diligent performance of Executive’s duties, (D) failure to appear for work during regularly scheduled hours without a sufficient reason, (E) failure to comply with any of the Bank’s policy and procedures as from time to time amended, (F) any action against the Executive by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time, (G) any act (including any omission or failure to act) that constitutes, on the part of the Executive, fraud, dishonesty, gross negligence, misconduct, incompetence, or breach of fiduciary duty involving direct or indirect gain to or personal enrichment of the Executive, (H) conviction of any felony crime and (I) dependence upon, or abuse of, any addictive substance, including but not limited to, alcohol, amphetamines, barbiturates, LSD, cocaine, marijuana, or narcotic drugs; provided, however, that in the case of clauses (A) through (E) above, such conduct shall not constitute Cause unless (1) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Bank Board believes the Executive’s conduct constitutes the criteria set forth in clause (A) through (E), as the case may be, (2) the Executive shall have been provided the opportunity

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to be heard in person by the Bank Board (with the assistance of the Executive’s counsel if the Executive so desires), and (3) after such hearing, the termination is evidenced by a resolution adopted in good faith by a majority of the members of the Bank Board (other than the Executive).
     4. Rights and Payment Upon Termination upon Change in Control. In the event of the termination of the Executive’s employment under any circumstance set forth in Section 3 hereof (“Termination”), the Bank agrees to pay in cash to the Executive an amount equal to one (1) times the Executive’s then current annual base salary as approved by the Bank Board or its Compensation Committee or any designee thereof for the year in which the Change in Control occurs. Payment shall be made in a lump sum to the Executive within 30 days of Termination. The Bank’s obligation to pay the Executive the payment provided in this Section 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right, which the Bank or any subsidiary may have against him or anyone else. All amounts payable by or on behalf of the Bank under this Section 4 shall, unless specifically stated to the contrary herein, be paid without notice or demand. Each and every payment made under this Section 4 by or on behalf of the Bank shall be final and the Bank and its subsidiaries shall not, for any reason whatsoever, seek to recover all or any part of such payment from the Executive or from whoever shall be entitled thereto. If the Executive is terminated for Cause as defined in Section 3 hereof, the Bank shall have no obligation to provide or cause to be provided to the Executive the payment described in this Section 4.
     5. Federal Rules and Regulations. This Agreement is subject to all the laws, rules and regulations governing Alabama state chartered member banks, and, in particular, the provisions of 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359.
     To the extent that any provision of this Agreement is inconsistent with applicable federal laws, rules or regulations, such laws, rules or regulations shall control. In such case, such provision of this Agreement shall be invalid, but only to the extent necessary for this Agreement to comply with applicable federal laws, rules and regulations. To the extent that any provision of any other Section of this Agreement is inconsistent with any provision of this Section 5, such provision of this Section 5 shall govern.
     6. Compliance with Section 409A. This Agreement shall be amended prior to December 31, 2006 to the extent necessary to comply with Section 409A of the Code. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code.
     7. Waiver. No waiver of any obligation of any party hereto under this Agreement shall be effective unless in a writing specifying such waiver and executed by the other party. No waiver of any right or remedy of any party hereto under this Agreement shall be effective unless in a writing specifying such waiver and executed by such party. A waiver by any party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the

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exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.
     8. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs and legal representatives, including, without limitation, any corporation with which the Bank or the Bank may merge or consolidate; provided, however, that this Agreement, because it relates to personal services, cannot be assigned by the Executive.
     9. Attorneys’ Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.
     10. Notices. Any notice or other written communication, with respect to the employment of the Executive by the Bank, or any matter related to the rights or obligations of any party under this Agreement, and to be given to a party hereto, shall be given to such party at the address for such party provided herein, or such other address as such party shall hereafter provide, in writing, to the other party.

To the Executive:	Clarence Pouncey
371 Woodward Court
Birmingham, Alabama 35242

To the Bank (personally delivered,
airfreight or overnight delivery):	3300 Cahaba Road, Suite 300
Birmingham, Alabama 35223
Attention: Chief Executive Officer

To the Bank (via mail):	P.O. Box 1508
Birmingham, Alabama 35201-1508
Attention: Chief Executive Officer
All such notices or communications shall be given by being personally delivered, placed in the United States mail, postage prepaid, certified or registered mail, or by being sent by prepaid air freight, overnight delivery, which is guaranteed and acknowledgement of receipt of which is required, to the party to which such notice or communication is to be given at the address for such party specified above. Each such notice shall be deemed to be effective upon receipt, if personally delivered, one business day after being so sent by air freight, or five business days after being so mailed. For purposes of this Agreement, a business day shall mean a day other than a Saturday, Sunday or federal or Alabama state holiday.
     11. Integration and Amendments. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, whether written or oral, relating to such subject matter. No modification or amendment to this Agreement shall be effective or binding

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unless in writing, specifying such modification or amendment, executed by all of the parties hereto.
     12. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.
     13. Severability. Should any section, provision, or portion of this Agreement be declared invalid or unenforceable in any jurisdiction, then such section, provision or portion shall be deemed to be (a) severable from this Agreement as to such jurisdiction (but not elsewhere) and shall not affect the remainder hereof, and (b) amended to the extent, and only to the extant, necessary to permit such section, provision or portion, as the case may be, to be valid and enforceable in such jurisdiction (but not elsewhere).
     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.
     15. Governing Law. This Agreement is made and shall be construed under the internal laws, but not the conflicts of law provisions, of the State of Alabama.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:

/s/ Clarence Pouncey

Clarence Pouncey

SERVISFIRST BANK

By:	/s/ Thomas A. Broughton III

Thomas A. Broughton III
Chief Executive Officer